EXHIBIT 15
August 31, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated August 25, 2015 on our review of interim financial information of Sonoco Products Company for the three and six month periods ended June 28, 2015 and June 29, 2014 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 28, 2015 is incorporated by reference in its Registration Statement on Form S-8 dated August 31, 2015.

We are also aware that our report dated April 29, 2015, except for the effects of the restatement described in Note 1 to the consolidated financial statements and the goodwill measurement period adjustments described in Note 8, which is as of August 28, 2015 on our review of interim financial information of Sonoco Products Company for the three month periods ended March 29, 2015 and March 30, 2014 and included in the Company's quarterly report on Form 10-Q/A (Amendment No. 1) for the quarter ended March 29, 2015 is incorporated by reference in its Registration Statement on Form S-8 dated August 31, 2015.

Very truly yours,

/s/ PricewaterhouseCoopers LLP